                             EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (hereinafter referred to as "Agreement") made as of July 1, 1997 between Craig M. Schiff of Old Greenwich, CT, (hereinafter referred to as the "Employee") and Hyperion Software Operations Inc., a Delaware corporation with offices at 900 Long Ridge Road, Stamford, Connecticut 06902 (hereinafter referred to as the "Corporation").

     WHEREAS, the Corporation desires to employ the Employee, and the Employee desires to serve as an employee of the Corporation on the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, the Corporation and the Employee agree as follows:

1. EMPLOYMENT: The Corporation hereby agrees to employ the Employee as Senior Vice President Services to perform certain managerial and executive functions of the Corporation, and the Employee hereby agrees to perform such services for the Corporation on the terms and conditions hereinafter stated, subject to the directives of the Chief Executive Officer ("CEO") and other members of the Board of Directors.

2. TERM OF EMPLOYMENT: The initial term of this Agreement shall begin on July 1, 1997 (the "Start Date"), and shall continue until the second anniversary of the Start Date; provided, however, the Employee's employment shall be automatically renewed from year to year thereafter for successive one (1) year terms unless either party sends written notice, not later than ninety (90) days prior to the expiration of the initial two (2) year term or any renewal year term, that the automatic renewal shall not occur, unless sooner terminated as provided herein. Upon the termination of the Employee's employment, this Agreement also will terminate, except for Sections 8 through 23 hereof, which will remain in full force and effect. Notwithstanding the foregoing, the Corporation may terminate this Agreement (except for Sections 8 through 23 hereof, which will remain in full force and effect) and the Employee's employment at any time without cause with at least thirty (30) days prior written notice to Employee in which event the Corporation shall pay severance to Employee pursuant to Section 7 (I)(g) hereof.

3. COMPENSATION: During the term of this Agreement, for all services rendered by Employee under this Agreement, the Corporation shall pay the Employee an annual base salary of $190,000.00 per annum, payable in arrears at a rate of $7,916.67 on the fifteenth and the last day of each month, commencing with the month of the Start Date. The Employee's base salary may be increased by the Board of Directors from time to time in its sole and absolute discretion.

4. BONUS. The Employee will be eligible for a bonus targeted at 40% of base salary earned during the fiscal year, assuming achievement of the Corporation's objectives and your personal objectives, both to be determined by the Corporation.

5. FRINGE BENEFITS:

     (a) During the term hereof, commencing on the Start Date, the Corporation shall:

          (i) provide the Employee and his immediate family with medical insurance upon terms and conditions satisfactory to the Corporation and which is substantially similar to that provided for the other executive personnel of the Corporation in similar management positions, and provide the Employee with disability insurance which is substantially similar to that provided for the other executive personnel of the Corporation in similar management positions if the Corporation determines, at its sole discretion, that such coverage is available at a cost that is acceptable to the Corporation,

          (ii) reimburse the Employee and his immediate family for dental expenses incurred for the entire family in excess of $200 in the aggregate per calendar year, including but not limited to orthodontics for the Employee's children under the age of twenty-one (21) years only, provided that the aggregate amount of such reimbursement in any year shall not exceed $4,000 (such reimbursement shall be in addition to any dental insurance



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          provided to the Employee and his immediate family under any dental plan from time to time maintained by the Corporation),

          (iii) reimburse the Employee for expenses incurred in connection with the purchase by Employee of fitness or exercise equipment or membership in a fitness or exercise program reasonably acceptable to the Corporation in an aggregate amount in each year equal to the lesser of (x) seventy-five (75%) percent of all such expenses or (y) $500,

          (iv) reimburse the Employee for the reasonable and customary cost of an annual physical examination,

          (v) provide life insurance in an aggregate amount equal to three times
          (3X) Employee's base salary, provided such insurance is available upon terms and conditions satisfactory to the Corporation,

          (vi) provide the Employee with an automobile expense allowance equal to $600 per month, and

          (vii) provide the Employee four (4) weeks vacation each year, subject to company policy, the time of which shall be subject to the prior approval of the CEO of the Corporation.

6. DUTIES AND EXTENT OF SERVICES: Upon the execution of this Agreement and throughout its term, the Employee shall assume the position Senior Vice President Services for the Corporation and shall undertake all of the duties incident to such office in addition to rendering all such other management duties as may reasonably be requested. The parties hereto shall take whatever action is necessary to cause the elections or appointment of the Employee to such position. The Employee shall exert his best efforts and shall devote his full time and attention to the affairs of the Corporation. During the term of this Agreement, the Employee shall not, directly or indirectly, alone or as a member of a partnership (in the capacity of a general partner) or limited liability company (in the capacity of a manager), or as an officer, director, significant shareholder (i.e., owning or holding beneficially or of record 1% or more of the voting shares of an entity), employee or consultant of any other corporation, person or entity, be engaged in or



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concerned with any other duties or pursuits without the prior written consent of the Corporation, which consent will not be unreasonably withheld.

The Employee is authorized to incur on behalf of the Corporation only such reasonable expenses (including travel and entertainment) in connection with the business of the Corporation as are in conformity with the Corporation's guidelines. The Corporation shall reimburse Employee for all such reasonable expenses incurred in connection with the business of the Corporation upon the presentation by the Employee, from time to time, of an itemized account of such expenditures, which account shall be in form and substance in conformity with the Corporation's guidelines and the rules and regulations of the Internal Revenue Service. Any single expenditure in excess of $5,000 shall require the prior approval of the Chief Executive Officer or the Chief Financial Officer of the Corporation.

7. TERMINATION: (I) Unless renewed as provided herein, this Agreement and the Employee's employment hereunder shall terminate 7/1/99 or sooner (except for Sections 8 through 23 of this Agreement, which will remain in full force and effect) upon the occurrence of any of the following events:

     (a) The Employee's death;

     (b) The Corporation's written notice to the Employee of its decision, at its sole discretion, to terminate this Agreement and the Employee's employment, upon the Employee's incapacity or inability to perform his services as contemplated herein for a period of at least sixty (60) consecutive days or an aggregate of ninety (90) days during any twelve (12) month period during the term hereof due to his physical or mental health having become impaired so as to make it impossible or impractical for him to perform the duties and responsibilities contemplated for him hereunder;

     (c) The Corporation's written notice to the Employee of its decision, at its sole discretion, to terminate this Agreement and the Employee's employment in the event the Employee has failed to perform any one or more of his duties in a satisfactory fashion or commits any misconduct with respect to the Corporation's affairs and such failure or misconduct continues for a period of fifteen (15) days



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     after the Corporation has given the Employee written notice specifying such failure or misconduct, and advising him that the Corporation shall have the right to terminate his employment hereunder in the event such failure or misconduct continues through such fifteen (15) day period, except that if any subsequent failure or misconduct should occur, then the Corporation may, at its sole discretion, terminate this Agreement and the Employee's employment immediately without any additional notice or cure period;

     (d) The Employee commits an act constituting common law fraud or any other crime;

     (e) The Employee fails (otherwise than on account of illness or other incapacity) or refuses to carry out the reasonable directives of the Corporation, and such failure or refusal continues for a period of three
     (3) days after the Corporation has given the Employee written notice specifying such directives and wherein the Employee has failed or refused to carry out the same, and advising him that the Corporation shall have the right to terminate his employment hereunder in the event such failure or refusal continues through such three (3) day period, except that if any subsequent failure or refusal should occur, then the Corporation may, at its sole discretion, terminate this Agreement and the Employee's employment immediately without any additional notice or cure period;

     (f) Cessation of the Corporation's business; or

     (g) On thirty (30) days' written notice from the Corporation pursuant to
     Section 2 hereof. If (i) the Corporation terminates this Agreement pursuant to Section 2 hereof on thirty (30) days' notice without cause or (ii) there is a Change in Control (as hereinafter defined) that occurs prior to the expiration or termination of the Agreement and, within twelve (12) months after the Change in Control, (A) Employee's employment is terminated by the Corporation for reasons other than those set forth in Sections 7(I)(a), 7(I)(b), 7(I)(c), 7(I)(d), 7(I)(e), and/or 7(I)(f) hereof, or (B) Employee terminates his employment for Good Reason (as hereinafter defined), then the Corporation shall provide to



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     Employee: (i) as severance pay a total amount equal to one-twelfth (1/12)
     of the Employee's annual base salary times each full year of employment with the Corporation, plus an additional two (2) months of base salary, in the aggregate not to exceed twelve months of base salary, payable in equal consecutive installments (with each installment in the amount of one-twenty-fourth (1/24) of the Employee's base salary) in accordance with the Corporation's normal payroll practices (without interest) beginning on the first regularly scheduled payday after such termination (the period during which employee receives severance pay hereinafter referred to as the "Severance Period"), plus (ii) the fringe benefits described in Section 5(a), other than Non-Extendible Benefits as defined below, for the Severance Period commencing on the effective date of such employment termination, plus (iii) with respect to any Non-Extendible Benefit, as defined below, cash compensation equal to the Corporation's premium or other cost basis as determined by the Corporation of such Non-Extendible Benefit, for the Severance Period only, payable in equal consecutive installments in accordance with the Corporation's normal payroll practices (without interest) beginning on the first regularly scheduled payday after such employment termination. For purposes of this paragraph (g), "Non-Extendible Benefit" shall mean a fringe benefit described in Section [5(a)] for which the Corporation's insurance or other provider contracts do not permit an extension beyond cessation of active employment.

     Employee expressly understands that payment of such severance pay and benefits (or portion thereof if such payments terminate pursuant to the last sentence of this paragraph) represents liquidated damages in full and final settlement of any and all amounts owed by Corporation to Employee under this Agreement, any severance plan, practice or policy maintained by the Corporation or otherwise except for the accrued portion, if any, of any bonus, stock option, commission, vacation or other benefit (except for severance or salary continuation under any Company plan, practice or policy) to which Employee is expressly


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     entitled pursuant to any formal, written plan or agreement maintained by the Corporation.

(II) As used in this Agreement, the following terms have the meanings set forth below:

     (i) "Affiliate" of a person means any person directly or indirectly controlling, controlled by or under common control with the first person.

     (ii) "Associate" has the meaning ascribed thereto in Rule 12b-2 under the Exchange Act as in effect on the date hereof.

     (iii) "Change in Control" means the occurrence of any of the following events:

          (A) MERGER, CONSOLIDATION, ETC. The Corporation or Parent is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such surviving, resulting or reorganized corporation or person immediately after such transaction is held in the aggregate by the holders of the then-outstanding securities entitled to vote generally in the election of directors of the Corporation or Parent ("Voting Stock"), as the case may be, immediately prior to such transaction;

          (B) SALE OF ASSETS. The Corporation or Parent sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Corporation or Parent immediately prior to such sale or transfer;

          (C) CHANGE IN BENEFICIAL OWNERSHIP. There is a report filed on
          Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act,



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          disclosing that any "person" (as such term is used in Section 13(d)(3)
          or Section 14(d)(2) of the Exchange Act) has become the "beneficial owner" (as such term is used in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the Voting Stock of the Parent;

          (D) FILING OF CERTAIN REPORTS OF CHANGE OF CONTROL. The Parent files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or
          Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Parent has occurred; or

          (E) CHANGE IN BOARD COMPOSITION. If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Parent's stockholders, of each director of the Parent first elected during such period was approved by a vote of at least a majority of the directors then still in office who were directors of the Parent at the beginning of any such period;

     provided, however, that a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement solely because (i) the Corporation or Parent, (ii) an entity in which the Corporation or Parent directly or indirectly beneficially owns 50% or more of the voting securities, or (iii) any Corporation or Parent-sponsored employee stock ownership plan or any other employee benefit plan of the Corporation or Parent, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock or because the Corporation or Parent reports that a change in control of the



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          Corporation or Parent has occurred by reason of such beneficial ownership.

          (iv) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

          (v) "Good Reason" means that, following a Change in Control and without Employee's written consent,

               (A) there has been a significant diminution in the nature or scope of Employee's authority, duties or responsibilities in effect immediately prior to the Change in Control; or

               (B) there has been a reduction in Employee's annual base salary in effect immediately prior to the Change in Control or an adverse change in Employee's total compensation such that Employee's compensation and benefits in the aggregate are 25% below his aggregate compensation and benefits in effect immediately prior to the Change in Control; or

               (C) the principal place of Employee's employment is relocated to a place that is more than 25 miles from the principal place of Employee's employment immediately prior to the Change in Control or Employee is required to be away from his office in the course of discharging his duties and responsibilities 25% more than was required prior to the Change in Control.

(III) In the event of any termination of this Agreement and the Employee's employment (other than by the Corporation without cause on thirty (30) days' notice pursuant to Section 2 hereof), the Corporation shall pay to the Employee such portion of his annual base salary payable to the date such termination becomes effective (reduced by an amount payable pursuant to any disability insurance policies), and thereafter the Employee shall have no claim for any further compensation hereunder, provided, however, that in the event of the Employee's death, his death shall be deemed to have occurred on the last day of the month in which he dies. Upon any termination, Employee shall also receive all benefits to which he is entitled under the Consolidated Omnibus



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Budget Reconciliation Act of 1985 ("COBRA"), with the "qualifying event" date for purposes of COBRA being the Employee's last date of employment.

(IV) In the event of any termination of the Employee's employment, the Employee specifically agrees and acknowledges that he will be deemed to have resigned from all offices and directorships he holds with the Corporation, its subsidiaries and/or affiliated entities effective as of his last date of employment.

8. RESTRICTIONS ON THE EMPLOYEE: During the period commencing on the date hereof and ending two (2) years after the termination of the Employee's employment with the Corporation for any reason, the Employee shall not (a) directly or indirectly induce or attempt to induce any of the employees of the Corporation to leave the employ of the Corporation, or (b) hire, or assist any other entity or person in the recruitment or hiring of, any employees of the Corporation. Following the termination of the Employee's employment with the Corporation for any reason, the Employee also shall not make any negative or adverse remarks whatsoever concerning the Corporation or its affiliated companies and/or their businesses, operations, technologies, products, services, marketing strategies, pricing policies, management affairs, financial condition, directors, shareholders, officers, employees and/or agents.

9. COVENANT NOT TO COMPETE: During the period commencing on the date hereof, and ending two (2) years after the termination of the Employee's employment for any reason, (a) the Employee shall not, except as a passive investor in publicly held companies (i.e., owning or holding beneficially or of record 1% or more of the voting shares of an entity), engage in, or own or control any interest in, or act as principal, director, officer or employee of, or consultant to, any firm, corporation, entity or person which is in competition with the Corporation or its Parent in the locations listed in Rider A, attached hereto; and (b) the Employee shall not solicit or do business with any customer of the Corporation or its Parent or any potential customer of the Corporation or its Parent to sell any products or services which compete with any products or services of the Corporation or its Parent.





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10.  PROPRIETARY INFORMATION

          (a) For purposes of this Agreement, "proprietary information" shall mean any proprietary information relating to the business of the Corporation or its parent or any entity in which the Corporation or its Parent has a controlling interest that has not previously been publicly released by duly authorized representatives of the Corporation and shall include (but shall not be limited to) information encompassed in all proposals, marketing and sales plan, financial information, costs, pricing information, computer programs (including without limitation source code, object code, algorithms and models), customer information, customer lists, and all methods, concepts, know-how or ideas in or reasonably related to the business of Corporation or any entity in which the Corporation has a controlling interest. The Employee agrees to regard and preserve as strictly confidential all proprietary information, whether he has such information in his memory or in writing or other tangible or intangible form. The Employee will not, without written authority from the Corporation to do so, directly or indirectly, use for his benefit or purposes, or disclose to others, either during the term of this employment hereunder or thereafter, any proprietary information except as required by the conditions of his employment hereunder or pursuant to court order in which case Employee shall give the Corporation prompt written notice so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. The Employee agrees not to remove from the premises of the Corporation or any subsidiary or Affiliate of the Corporation, except as an employee of the Corporation in pursuit of the business of the Corporation or any of its subsidiaries, Affiliates or any entity in which the Corporation has a controlling interest, or except as specifically permitted in writing by the Corporation, any document or object containing or reflecting any proprietary information. The Employee recognizes that all such documents and objects, whether developed by him or by someone else, are the exclusive property of the Corporation. Proprietary information shall not include information which is presently in the public domain or which comes into the public domain through no



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     fault of the Employee or which is disclosed to the Employee by a third party lawfully in possession of such information with a right to disclose same.

          (b) All proprietary information and all of the Employee's interest in trade secrets, trademarks, computer programs, customer information, customer lists, employee lists, products, procedures, copyrights, patents and developments hereafter to the end of the period of employment hereunder developed by the Employee as a result of, or in connection with, his employment hereunder, shall belong to the Corporation; and without further compensation, but at the Corporation's expense, forthwith upon request of the Corporation, Employee shall execute any and all such assignments and other documents and take any and all such other action as Corporation may reasonably request in order to vest in Corporation all the Employee's rights, title and interests to and in all of the aforesaid items, free and clear of liens, charges and encumbrances.

          (c) If at any time during his employment, Employee shall (either alone or with others) make, create, conceive, discover, invent or reduce to practice any inventions or developments as a result of, or in connection with, his employment hereunder, Employee shall promptly disclose to the Corporation each such development or invention. Employee hereby assigns any rights (including, but not limited to, any inventions, patentable subject matter, copyrights and trademarks) he may have or acquire in such inventions or developments and the benefits and/or rights resulting therefrom to the Corporation and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary and desirable documentation including but not limited to plans and models) to the Corporation.

          In the event the Corporation is unable, after reasonable effort, to secure Employee's signature on any application for patent, copyright or trademark registration or other documents regarding legal protection relating to a development or invention, whether because of Employee's physical or mental incapacity, death or for any other reason whatsoever, Employee hereby



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     irrevocably designates and appoints the Corporation and its duly authorized officers and agents as Employee's agent and attorney-in-fact, to act for and in Employee's behalf and stead to execute and file any such application or applications or other documents and do all lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Employee.

          (d) The Employee expressly agrees that the covenants set forth in Sections 8, 9 and 10 of this Agreement are being given to Corporation in connection with the employment of the Employee by Corporation and that such covenants are intended to protect Corporation against the competition by the Employee, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of the Employee are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

11. INJUNCTIVE RELIEF: The Employee acknowledges that the injury to the Corporation resulting from any violation by him of any of the covenants contained in this Agreement will be of such a character that it cannot be adequately compensated by money damages, and, accordingly, the Corporation may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction of the matter restraining any such violation.

12. OTHER OBLIGATIONS OF EMPLOYEE: The Employee represents and warrants that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates the provisions of any other agreement to which he is a party or by which he is bound, and Employee will not disclose to the Corporation or use in the Corporation's business, any information or material relating to the business or related activities of any other company or person and intended by that company or person not to be used by or disclosed to the Corporation.



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13. PARTIES; NONASSIGNABILITY: As used herein, the term "Corporation" shall mean and include the Corporation, its Parent and any subsidiary thereof and any successor thereto unless the context indicates otherwise. Any assignment of this Agreement shall be subject to the provisions of Section 7(I)(g) hereof.

This Agreement and all rights hereunder are personal to the Employee and shall not be assignable by him and any purported assignment shall be null and void and shall not be binding on the Corporation.

14. ENTIRE AGREEMENT: This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previous representations, negotiations, commitments, and writing with respect hereto.

15. AMENDMENT OR ALTERATION: No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.

16. CHOICE OF LAW: This Agreement shall be governed by the laws of the State of Connecticut.

17. ARBITRATION: Any controversy, claim or breach arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Stamford, Connecticut



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in accordance with the rules of the American Arbitration Association and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction thereof.

18. NOTICES: Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered mail to the residence of the Employee, or to the principal office of the Corporation, respectively.

19. WAIVER OF BREACH: The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach by any of the parties hereto or as a waiver of any other provision of this Agreement.

20. BINDING EFFECT: The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, heirs, administrators, successors, and permitted assigns.

21. GENDER: Pronouns in any gender shall be construed as masculine, feminine, or neuter as the context requires in this Agreement.

22. SEVERABILITY: In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

23. CAPTIONS: The captions herein are included for convenience of reference only and shall be ignored in the consideration or interpretation hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                         CORPORATION:

                                         Hyperion Software Operations Inc.

                                         /s/ James A. Perakis
                                         ---------------------------------------
                                         By:      James A. Perakis
                                         Chairman and Chief Executive Officer

                                         EMPLOYEE:

                                         /s/ Craig M. Schiff
                                         ---------------------------------------
                                         Craig M. Schiff



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